STRICTLY CONFIDENTIAL

            NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

                                 NONCOMPETITION,
                       SEVERANCE AND EMPLOYMENT AGREEMENT
                                     Between
             THE SOUTH FINANCIAL GROUP, INC. and TIMOTHY K. SCHOOLS

         This Noncompetition, Severance and Employment Agreement (this "Agreement") is made and entered into as of this 4th day of October, 2004, by and between Timothy K. Schools, an individual ("Executive"), and The South Financial Group, Inc., a South Carolina corporation and financial institution holding company headquartered in Greenville, South Carolina (the "Company").

                               W I T N E S S E T H

         WHEREAS the Company's Board of Directors (the "Board") believes that Executive will be instrumental in the future success of the Company;

         WHEREAS the Company and its subsidiaries desire to employ Executive as Executive Vice President Corporate Development of the Company and in such other capacities, if any, as Executive is currently employed as of the date hereof;

         WHEREAS the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board;

         WHEREAS Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Company hereby employs Executive and Executive hereby accepts such employment as the Executive Vice President Corporate Development of the Company having such duties and responsibilities as are set forth in Section 3 below. Executive shall relocate his primary residence to Greenville, South Carolina.

         2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

         "Agreement" shall have the meaning set forth in the preamble.

         "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement.

         "Annual Base Salary" shall have the meaning set forth in Section 6.1.

         "Annual Bonus Amount" shall mean the average of the annual cash bonuses earned by Executive under any written short-term (i.e. one year) plan (regardless of whether a particular bonus has yet been paid or whether any portion thereof was deferred) as a result of employment by the Company and its affiliates over the three year period immediately preceding the date of termination. In calculating the Annual Bonus Amount: (1) if one of the year's bonuses in the calculation period was based on a period of less than 12 full

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months, then such annual bonus amount shall be annualized; (2) if Executive was employed for less than three years and had not yet earned a bonus in year two and/or year three (as applicable) because Executive was not employed at December 31 of that year, then the Annual Bonus Amount shall be calculated based solely on the years in which Executive was employed at the end of the year; (3) if Executive shall not have been employed long enough to earn a cash bonus, then the Annual Bonus Amount will be deemed to be zero.

         "Board" shall mean the Board of Directors of the Company.

         "Cause" shall mean:

                  (i) Except as set forth in clause (ii) of this definition: (a) fraud; (b) embezzlement; (c) conviction of Executive of any felony; (d) a material breach of, or the willful failure or refusal by Executive to perform and discharge, Executive's duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by Executive intended to result in personal enrichment of Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) gross negligence or intentional misconduct resulting in material damage to the property, reputation or business of the Company; or (g) the ineligibility of Executive to perform Executive's duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

                  (ii) During the one (1) year period following a Change in
         Control: (a) material criminal fraud, (b) gross negligence, (c) material dereliction of duties, (d) intentional material damage to the property or business of the Company, or (e) the commission of a material felony, in each case, as determined in the reasonable discretion of the Board, but only if (1) Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to Executive and Executive's counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company (excluding for this purpose Executive, if a member of the Board) at a meeting of the Board called and held and (5) Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by Executive shall be considered willful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding anything to the contrary contained in this definition, clause (ii) of this definition (and not clause (i) of this definition) shall apply to Executive if a Change in Control occurs and Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and it is reasonably demonstrated by Executive that such termination of employment (x) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control ("in anticipation of a Change in Control").

         "Change in Control" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting

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

         Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control:
         (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections (iii)(A), (iii)(B) and (iii)(C) of this definition;

                  (ii) Any time at which individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                  (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

         "Company" shall have the meaning set forth in the preamble.

         "Compensation" shall mean the sum of (i) Executive's Annual Base Salary (as defined in Section 6.1), and (ii) Executive's Annual Bonus Amount.

          "Competitor" shall have the meaning set forth in Section 9.

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         "Confidential Information" shall mean all business and other information relating to the business of the Company and its affiliates, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information shall not include any of the foregoing that does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

         "Disability" or "Disabled" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Executive" shall have the meaning set forth in the preamble.

         "Involuntary Termination" shall mean the termination of Executive's employment by Executive within the one year period following a Change in Control which is due to (i) a material change of Executive's responsibilities, or working conditions, or duties (including changes resulting from the assignment to Executive of any duties inconsistent with Executive's positions, duties or responsibilities as in effect immediately prior to the Change in Control); or
(ii) a change in the terms or status (including any rolling status) of this Agreement; or (iii) a forced relocation of Executive outside the Greenville, South Carolina metropolitan area; or (v) a significant increase in Executive's travel requirements.

         "Net After-Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as Executive shall certify, in Executive's sole discretion, as likely to apply to Executive in the relevant tax year(s).

         "Noncompete Period" shall have the meaning set forth in Section 9.

         "Other Benefits" means (i) any unpaid base salary through the date of termination and (ii) amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates (other than this Agreement) at or subsequent to the date of termination in accordance with the terms of such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, "Other Benefits" shall not include any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates.

         "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Agreement or otherwise

         "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.

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

         "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of the Agreement Payments without causing any Payment to be nondeductible by the Company or an affiliate because of
Section 280G of the Code.

         "Term" shall have the meaning set forth in Section 4.

         "Vesting Benefits" shall mean the following: (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall vest and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended;
(B) subject to applicable legal limits to the contrary, including limits applicable to incentive stock options under the Code, Executive shall have the lesser of (i) two years from the date of such termination or (ii) until the end of the scheduled term of any such stock option to exercise any outstanding stock options; (C) Executive shall be credited with service with the Company for such remaining Term for the purposes of the benefit plans of the Company and its subsidiaries; (D) Executive shall be entitled to any benefits to which Executive is entitled under the Supplemental Executive Retirement Agreement in accordance with the terms thereof; (E) for two years after Executive's date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue health and welfare benefits to Executive and/or Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies applicable to Executive if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their families; provided, however, that, if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and (E) if any provision of this definition cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because Executive has ceased to be an actual employee of the Company, because Executive has insufficient or reduced credited service based upon Executive's actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay to Executive an amount equal to the average cost per employee for similarly situated employees of such unavailable compensation, benefit, or other plan or arrangement of the Company (including without limitation, healthcare benefits).

         3. Duties. During the Term hereof, Executive shall have such duties and authority as are commensurate with Executive's position as set forth in Section 1, including, without limitation, any such duties and authority as may be specified in the Company's Bylaws. Executive agrees that during the Term hereof, he will devote Executive's full time, attention and energies to the diligent performance of Executive's duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive's performance of Executive's duties hereunder.

         4. Term. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a rolling term of three years (the "Term") commencing on the date hereof. This Agreement shall be deemed to extend each month for an additional month automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and upon such notice, the "Term" of this Agreement shall be the one year following the date of such notice, and this Agreement shall terminate upon the expiration of such Term.

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         5. Termination. This Agreement may be terminated as follows:

                  5.1 The Company. The Company may terminate Executive's employment hereunder at any time during the Term hereof, whether prior to or after a Change in Control (i) for Cause, (ii) if Executive becomes Disabled, (iii) upon Executive's death, or (iv) without Cause.

                  5.1.1 If the Company terminates Executive's employment under this Agreement pursuant to clause (i) of Section 5.1, the Company's obligations hereunder shall cease as of the date of termination.

                  5.1.2 If the Company terminates Executive's employment under this Agreement pursuant to clauses (ii) or (iii) of Section 5.1, the Company's obligations hereunder shall cease as of the date of termination except that Executive or Executive's estate will be entitled to (1) the Other Benefits and (2) an amount equal to the product of (x) Executive's target annual cash bonus for the year in which the date of termination or death occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination or death and the denominator of which is 365.

                  5.1.3 (a) If the Company terminates Executive's employment pursuant to clause (iv) of Section 5.1 prior to a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum in cash as severance upon such termination, a multiple of Executive's Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

                       (b) If the Company terminates Executive's employment pursuant to clause (iv) of Section 5.1 after a Change in Control, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, the greater of two times Executive's Compensation or a multiple of Executive's Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

         5.2 By Executive. Executive shall have the right to terminate Executive's employment during the Term (i) if the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company, (ii) if there is an Involuntary Termination or (iii) for any other reason.

                  5.2.1 (a) If Executive terminates Executive's employment pursuant to clause (iii) of Section 5.2 prior to a Change in Control, the Company's obligations under this Agreement shall cease as of the date of such termination.

                        (b) If Executive terminates Executive's employment pursuant to clause (iii) of Section 5.2, after a Change in Control, the Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum in cash as severance upon such termination, one times Executive's Compensation.

                  5.2.2 (a) If Executive terminates Executive's employment hereunder pursuant to clause (i) of Section 5.2 during the two (2) year period following a Change in Control, or pursuant to clause (ii) of
         Section 5.2, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, the greater of two times Executive's Compensation or a multiple of Executive's Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

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                        (b) If Executive terminates Executive's employment
         pursuant to clause (i) of Section 5.2 other than under the circumstances described in the immediately preceding clause (a), Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits, and (3) immediately in a lump sum as severance upon such termination, a multiple of Executive's Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

         6. Compensation. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company, provided that Executive's salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

                  6.1 Annual Salary. During the Term hereof, the Company shall pay to Executive a base salary established by the Company which for the first year of the Term shall be two hundred twenty-five thousand dollars ($225,000.00) (the "Annual Base Salary"). Executive's salary will be reviewed at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased for such year (but not decreased). All references herein to Annual Base Salary shall refer to Executive's base salary as so increased.

                  6.2 Annual Incentive Bonus. During Executive's employment, the Executive shall participate in the Management Incentive Compensation Plan or any successor thereto on terms equal to similarly situated officers. Fifty percent (50%) of Executive's Annual Salary shall be a target amount for such annual incentive cash bonus, but shall not serve as a mandate and the actual amount, if any, shall remain the sole discretion of the Board or Committee thereof or designated thereby. Notwithstanding the discretionary Annual Incentive Bonus, Executive shall be entitled to a guaranteed bonus for the years 2005 and 2006 in the amount of ninety thousand dollars ($90,000.00) for each of those two years, unless the discretionary Annual Incentive Bonus equals or exceeds said amount and under such circumstances Executive shall be entitled to only the discretionary Annual Incentive Bonus amount.

                  6.3 Long Term Incentive Compensation Plan. During Executive's employment, the Executive shall participate in the Long Term Incentive Plan or any successor thereto on terms equal to similarly situated officers.

                  6.4 Supplemental Executive Benefit Plan. During Executive's employment, Executive shall be entitled to participate in a Supplemental Executive Retirement Agreement.

                  6.5 Equity Compensation Awards. During Executive's employment, the Company may grant Executive equity compensation awards based on the Company's common stock as determined by the Company. Notwithstanding the equity compensation awards otherwise noted in this Section 6.5, Executive shall be entitled to twenty-five thousand (25,000) options to purchase Company Common Stock, to be issued at the first Board meeting following October 1, 2004. The twenty-five thousand options referred to above shall immediately vest in the event of a Change in Control.

                  6.6 Sign-on Bonus. Executive shall be entitled to a lump-sum sign-on bonus in the amount of thirty thousand dollars ($30,000.00) on February 15, 2005 so long as Executive is actively employed by the Company under the terms of this agreement on such date.

                  6.7 Relocation Benefit. In the event Executive is forced to relocate as a result of a Change in Control, Executive shall be entitled to a relocation payment in the amount of sixty thousand dollars ($60,000.00).

                  6.8 Miscellaneous Benefits. During Executive's employment, Executive shall be entitled to participate in any other employee benefit plan, programs, policies or other arrangements generally

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         provided by the Company to its comparable ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive, during the Term hereof, with a $1,000,000 term life insurance policy. During the Term, Executive shall also be entitled to participate in all other benefits accorded general Company employees.

         7. Excess Parachute Payments. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Company's independent accountants acting as auditors on the date of a Change in Control for the Company determine that receipt by Executive of all Payments would subject Executive to tax under Section 4999 of the Code, then, notwithstanding any provision of this Agreement to the contrary, the Agreement Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

         8. Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliates. After termination of Executive's employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of Executive's employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive's employment hereunder (including all copies of the foregoing) in Executive's possession or control and all of the Company's equipment and other materials in Executive's possession or control.

         9. Noncompetition and Nonsolicitation Agreement. During the term hereof and for the three year period following the date of termination of employment for any reason (the "Noncompete Period"), Executive shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any other bank, thrift, lending or financial institution of any type (a "Competitor") which would involve Executive working in, consulting with respect to, overseeing or otherwise servicing any market area or customers over which Executive had responsibility at the time of his termination or during the two years immediately prior to such termination. The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

                  9.1 During the Noncompete Period, Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity, including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) hire or engage any person who was an employee of Company or any subsidiary at any time during the six month period preceding Executive's hiring or engagement of such employee, or (iii) solicit or induce or attempt to induce (or aid any person or entity in doing so) any customer, supplier, or other person or entity in a business relation with Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or person or entity in a business relation with the Company. For purposes of this Section 9.1, the phrase "customer, supplier or other person or entity in a business relation with Company" shall mean those persons or entities with whom the Company did business, had work in progress or delivered an offer to perform services during the 18-month period prior to the termination of the Executive.

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                  9.2 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive. Executive agrees that the restrictions contained in this
         Section 9 are reasonable and appropriate when considered in light of the nature and extent of the business of the Company.

                  9.3 In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

                  9.4 The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Sections 8 or 9 by the Company.

                  9.5 The Noncompete Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested.

         10. Assignment.

                  10.1 This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  10.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10.3, without the prior written consent of Executive this Agreement shall not be assignable by the Company.

                  10.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

         11. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

         To the Company:                    The South Financial Group, Inc.
                                            Poinsett Plaza
                                            104 South Main Street
                                            Greenville, South Carolina 29601
                                            Attn:  Mary A. Jeffrey

         To Executive:                      At the most recent address for
                                            Executive on file at the Company.

         Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         12. Provisions Severable/Savings Clause. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. With respect to any provision or covenant of Section 8 or 9 finally determined by a court of competent jurisdiction to be unenforceable, Executive, the Company and its affiliates hereby agree that such court shall have jurisdiction to reform such provision or covenant so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the provisions or covenants of Section 8 or 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such provision or covenant in any other jurisdiction.

         13. Remedies.

                  13.1 Executive acknowledges that if he breaches or threatens to breach Executive's covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

                  13.2 All claims, disputes and other matters in question between Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

         14. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

         15. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         16. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         17. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without regard to principles of conflicts of laws.

         18. Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              EXECUTIVE


                              /s/ Timothy K. Schools
                              ----------------------------------------





                              THE SOUTH FINANCIAL GROUP, INC.



                              By:
                                 --------------------------------------


                              Title:
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